Exhibit 16.1

[ANDERSEN LETTERHEAD]

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 11, 2002

Ladies and Gentlemen:

    RE:    Surebeam Corporation

We have read Item 4 of Surebeam Corporation's Current Report on Form 8-K dated April 9, 2002 and we are in agreement with the statements contained therein as they relate to Arthur Andersen LLP.

Very truly yours,

/s/Arthur Andersen LLP

cc: Mr. David Rane, CFO